UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2004

American Media Operations, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-11112	59-2094424
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 American Media Way Boca Raton, Florida	33464
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 997-7733

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 5.02 relating to the terms of the Employment Agreement between American Media Operations, Inc. (“AMOI”) and Thomas E. Severson, Jr. dated December 15, 2004 (the “Employment Agreement”) is hereby incorporated by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 16, 2004, John Miley resigned as Chief Financial Officer of AMOI effective as of December 20, 2004 for health reasons. Mr. Miley has entered into a consulting agreement with AMOI, which extends through December 31, 2005.

On December 15, 2004, AMOI appointed Thomas E. Severson, Jr. as its Senior Vice President/Chief Financial Officer pursuant to the Employment Agreement. The Employment Agreement specifies that Mr. Severson, age 41, will serve from December 20, 2004 through December 19, 2006 with an annual base salary of $275,000. Mr. Severson will also be eligible for an annual bonus, of up to $56,250 in AMOI’s fiscal year 2005, and with an initial target of $225,000 in subsequent fiscal years.

The Employment Agreement also grants Mr. Severson 500 Class “B” Equity Units, and the right to purchase up to $100,000 of Class “A” Equity Units. In the event Mr. Severson is terminated, he will be entitled to severance pay under certain circumstances.

Prior to joining AMOI, Mr. Severson was Senior Vice President and Chief Financial Officer of Paxson Communications Corporation, a broadcast television station group and broadcast television network, from 2000 to 2004. Before that, he worked at Sinclair Broadcast Group, Inc., a television station group, from 1995 to 2000, serving most recently as Vice President and Chief Accounting Officer from 1999 to 2000.

Mr. Severson is not party to any arrangement or understanding with any person pursuant to which he was selected to serve as Chief Financial Officer; nor is Mr. Severson a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN MEDIA OPERATIONS, INC.
(Registrant)

Date: December 21, 2004	By:	/s/ Thomas E. Severson, Jr.
	Name:	Thomas E. Severson, Jr.
	Title:	Senior Vice President, Chief Financial Officer